Exhibit 99.1

Ocwen Financial Corporation®

OCWEN FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF CLAUDIA MERKLE TO BOARD OF DIRECTORS

Phyllis Caldwell Will Not Stand for Re-election at 2024 Annual Meeting of Shareholders

West Palm Beach, FL – (April 2, 2024) – Ocwen Financial Corporation (NYSE: OCN) (“Ocwen” or the “Company”), a leading non-bank mortgage servicer and originator, today announced the appointment of Claudia J. Merkle to its Board of Directors (“Board”), effective April 1, 2024.

“We are very pleased to welcome Claudia to the Ocwen Board,” said Glen A. Messina, Chair, President and CEO of Ocwen. “Claudia is an accomplished and well-respected mortgage industry executive with deep public company experience. Her collaborative leadership style and significant industry knowledge spanning risk management and technology innovation to sales and operations, as well as emerging corporate governance issues, complements the skills and experience of our Board.”

In addition, Phyllis R. Caldwell has notified the Board that she has decided not to stand for re-election at Ocwen’s 2024 Annual Meeting of Shareholders scheduled for May 28, 2024.

“On behalf of the Board, I want to thank Phyllis for her countless contributions to Ocwen since joining the Board in 2015, and for her leadership and guidance throughout the evolution of our Company,” said Messina. “We are deeply grateful for Phyllis’ dedication, partnership, and unwavering commitment to building value for our shareholders and our Company, and we wish her all the best in the future.”

Messina added, “We look forward to a smooth transition and to maintaining a balanced mix of qualified directors with the requisite skills, experience and diversity to help execute our strategic priorities and maximize value for our shareholders.”

Claudia J. Merkle Background

Claudia Merkle currently serves as an Advisory Board member of HomeLend Inc. and is the former Chief Executive Officer of NMI Holdings Inc., a publicly traded private mortgage insurer and the parent company of National Mortgage Insurance Corporation (National MI), a position she held from 2019 to 2021. Under her leadership, National MI was recognized on Fortune’s 100 Fastest-Growing Companies list in 2020 and was consistently recognized as one of the best places to work in the U.S. In 2021, Ms. Merkle was named one of the Most Influential Women in the Bay Area by the San Francisco Business Times. Prior to her role as CEO, Ms. Merkle held multiple executive leadership positions since joining National MI in 2012, including President; Chief Operating Officer; Executive Vice President, Chief of Insurance Operations; and Senior Vice President, Underwriting Fulfillment and Risk Operations. Earlier in her career, she served as Vice President, National and Regional Accounts, Risk and Operations, and previously as Managing Director at PMI Mortgage Insurance Co. She holds a B.S. degree in management from the University of Pennsylvania’s Wharton School of Business.

About Ocwen Financial Corporation

Ocwen Financial Corporation (NYSE: OCN) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, and have been serving our customers since 1988. For additional information, please visit our website (www.ocwen.com).

For Further Information Contact:

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@ocwen.com